Exhibit 10.3.1

Employment Term Sheet

This term sheet ("Term Sheet") dated July 6, 2018 sets forth the principal terms and conditions governing the employment relationship between Biggs Porter (the "Executive") and Maxar Technologies Limited (the "Public Company") and Maxar Technologies Holdings, Inc. (the "Operating Company").

Position:	Executive Vice President and Chief Financial Officer of the Public Company and the Operating Company, reporting to the Chief Executive Officer
Effective Date:	August 15, 2018
NOTE: The Executive will attend the Leadership team meetings and Board of Directors meetings on July 24-26, 2018.
Location of Employment	Westminster, CO
Annualized Base Salary:	$600,000 (prorated from start date)
Annualized Short Term Incentive at Target:

$450,000 (75% of base salary) (prorated from start date and paid based on 100% attainment for 2018, and then in subsequent years subject to attainment of performance targets determined by the Board in its sole discretion). The award will be subject to the terms and conditions of the incentive plan.

Equity Compensation:

Initial grant valued at $1,950,000 on the first date of employment or soon thereafter, (80% in time-based restricted stock units and 20% in stock appreciation rights (SARs)), with annual continuing awards in the sole discretion of and subject to Board approval. The initial grant of restricted stock units will vest with respect to 1/3rd of the restricted stock units on each of the first three anniversaries of the grant date, and the initial grant of SARs will vest with respect to 1/4th of the shares subject to the award on each of the first four anniversaries of the grant date, in each case, subject to the Executive's continued employment on each applicable vesting date.

In the event (i) the Company terminates Executive's employment other than for Cause (as defined below), including upon mutual agreement; (ii) the Executive resigns for Good Reason (as defined below) or (iii) the Executive's employment with the Company is terminated for any reason other than Cause (including the Executive's resignation) following the third anniversary of his employment commencement date, any then-outstanding stock option, SAR, RSU and PSU awards will continue to vest in accordance with their terms, and the Executive shall be permitted to exercise any outstanding stock options or SARs until the expiration date of such award.

To the extent necessary to comply with Section 409A of the Internal Revenue Code ("Section 409A"), no RSUs will be settled for six months following the termination date. Award agreement will include 6-month delay language consistent with Section 409A.

The Executive's right to continued vesting of equity awards following termination, as set forth above, is conditioned on the Executive's execution and non-revocation of a release in a form satisfactory to the Company, as well as continued compliance with obligations owed to the Company (including any obligations owed under the Company's conditions of employment and code of conduct).
Total Target Direct Compensation for First Year:	$3,000,000
Sign-on Bonus:	$25,000
Cash Severance:

In the event that the Executive's employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, the Company shall pay the Executive severance in an amount equal to the Executive's then current base salary for a period of 12 months on a salary continuation basis. The Executive's receipt of severance following termination is conditioned on the Executive's execution and non-revocation of a release in a form satisfactory to the Company, as well as continued compliance with obligations owed to the Company (including any obligations owed under the Company's conditions of employment and code of conduct). The Executive will not be entitled to any severance in the event that the Executive's employment with the Company is terminated for Cause or the Executive resigns without Good Reason.

Cause:

The Company's good faith determination of any of the following: Executive's commission of a felony crime or a crime of moral turpitude, a willful commission of a material act of dishonesty involving the Company, a material breach of the Executive's obligations under any agreement entered into between the Executive and the Company, willful failure to perform the Executive's duties, the Executive's material breach of the Company's policies or procedures or any other misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity; in each case, where such conduct or failure has not been cured (or cannot be cured) by Executive within thirty (30) days after the Company gives written notice to Executive regarding such misconduct or failure.

Good Reason:

The Executive's voluntary resignation after any of the following actions are taken by the Company without the Executive's consent: (i) a material reduction in the Executive's base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive) or (ii) a material diminution in the Executive's title, duties, or responsibilities from those in effect on the date hereof (it being understood that the Executive's obligation to report to the Board and the Chief Executive Officer and the Board's and Chief Executive Officer's exercise of final authority over Company matters shall not give rise to any such claim of diminution); provided, however, that in no event shall an action constitute Good Reason unless the Executive has notified the Company in writing within 60 days of the event and describing the event which constitutes Good Reason and then only if the Company fails to cure such event within thirty (30) days after the Company's receipt of such written notice and the Executive's resignation is effective within thirty (30) days following the expiration of such cure period.

Clawback	Any incentive-based compensation, or any other compensation, paid to the Executive pursuant to any agreement or arrangement with the Company which is subject to recovery under any Company policy, law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Company policy, law,  government regulation or stock exchange listing requirement.

Code of Conduct and Business Ethics	The Executive will execute and comply with the Company's Code of Conduct and Business Ethics. which include provisions addressing non-disclosure and intellectual property assignment.
Non-Solicitation

While employed by the Company and its subsidiaries and for a period of 12 months thereafter (the "Restricted Period"), the Executive shall not, directly or indirectly, use any confidential information or trade secrets of the Company to (a) cause or attempt to cause any customer or prospective customer to cease doing business with the Company or to alter or terminate his, her, or its relationship with the Company, or (b) solicit or offer to supply to any customer any service or product that is similar to any service or product provided by the Company at any time during the Restricted Period except on the Company's behalf.

During the Restricted Period, the Executive shall not (a) employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or its affiliates or who was an employee of the Company and its affiliates within the previous twelve months, (b) take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer, or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason, or (c) otherwise disparage the Company or its affiliates.

Governing Law and Forum of Dispute Resolution

This Term Sheet shall be governed by the laws of the Colorado, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Term Sheet shall be settled by final, binding and non-appealable arbitration in the State of Colorado. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

This offer is contingent upon successful completion of reference and background checks.

Employment Term Sheet

Maxar Technologies Ltd.
Maxar Technologies Holdings, Inc.

By:	/s/ Howard Lance	By:	/s/ Biggs Porter
Howard Lance		Biggs Porter
President & Chief Executive Officer

Date:		Date: